Exhibit 5.1

March 16, 2004

Cell Genesys, Inc.

500 Forbes Boulevard

South San Francisco, California 94080

RE:	FINAL PROSPECTUS FILED PURSUANT TO RULE 424(B)(5)

Ladies and Gentlemen:

At your request, we have examined the final prospectus supplement (the “Prospectus”) filed by Cell Genesys, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) in accordance with Rule 424(b)(5) on March 17, 2004, relating to the Registration Statement on Form S-3 (No. 333-102122), including Amendment No. 1 thereto (the “Registration Statement”), as declared effective by the SEC on February 6, 2003. Pursuant to the Prospectus and that certain Underwriting Agreement, dated March 16, 2004 (the “Underwriting Agreement”), among the Company and the several underwriters listed on Schedule 1 thereto (collectively, the “Underwriters”), the Company will issue and sell up to 4,250,000 shares of the Company’s common stock (the “Common Stock”), par value $0.001 per share (the “Firm Shares”), and up to 637,500 additional shares of Common Stock if the Underwriters exercise the over-allotment option granted to them by the Company (the “Option Shares” and, together with the Firm Shares, the “Shares”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares to be registered for sale have been duly authorized by the Company and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed March 17, 2004, for incorporation by reference into the Registration Statement and Prospectus.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI